Exhibit 5.2

Goldman Sachs (Asia) L.L.C. 68/F Cheung Kong Center 2 Queen’s Road Central Hong Kong	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/157935.00012

[Date] 2021

Dear Sirs

Trinity Acquisition Corporation (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of up to 23,000,000 units (including 3,000,000 units, which the underwriter, Goldman Sachs (Asia) L.L.C. (the Underwriter), will have a 45-day option to purchase from the Company to cover over-allotments, if any) (together, the Units) at an offering price of US$10.00 per Unit, each Unit consisting of:

●	one Class A Ordinary Share of the Company with a par value of US$0.0001 each (the Ordinary Shares); and

●	one-third of one redeemable warrant, each whole warrant exercisable to purchase one Class A Ordinary Share at a price of US$11.50 (the Warrants) pursuant to the Registration Statement,

pursuant to the Underwriting Agreement dated [date] 2021 (the Underwriting Agreement) between the Company and the Underwriter, in a firm commitment underwriting.

The Company is also issuing an aggregate of up to 6,600,000 additional warrants (including 600,000 units if the underwriters exercise their over-allotment option in full) (the Private Placement Warrants), at a purchase price of US$1.00 per Private Placement Warrant to Trinity Acquisition Incorporation LLC, a Cayman Islands limited liability company (the Sponsor), in a private placement simultaneously with the consummation of the offering.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Ogier

British Virgin Islands, Cayman Islands, Guernsey,
Jersey and Luxembourg practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis James Bergstrom Marcus Leese

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Underwriting Agreement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (as defined in Schedule 1) to conduct its business and own or lease its properties as described in the Preliminary Prospectus, the Registration Statement and the Prospectus and enter into, execute and perform its obligations under the Documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issue. offer and allotment of the Units, the Private Placement Warrants (including the Ordinary Shares underlying the Private Placement Warrants), the Warrants (Including the Ordinary Shares underlying the Warrants) and the Ordinary Shares as contemplated by the Registration Statement and the execution, delivery and performance of the Documents.

No conflict

(d)	The execution and delivery of each Document (as defined in Schedule 1), the performance by the Company of its obligations (including the issue and sale of the Securities (as defined in (e) below), and the exercise by the Company of its rights, under it, do not contravene:

(i)	the Company’s memorandum and articles of association; or

(i)	any law, regulation, order or public rule of the Cayman Islands applicable to the Company.

Enforceability

(e)	Once the execution, delivery and performance of the Documents, including the issuance, offer or allotment of the Units (including the Ordinary Shares, the Warrants and the Ordinary Shares underlying the Warrants included in the Units) and the Private Placement Warrants (including the Ordinary Shares underlying the Private Placement Warrants) (together, the Securities) and the allotment and issuance of the Ordinary Shares included in the Units and the Ordinary Shares underlying the other Securities pursuant to the terms of the Documents have been authorised by and on behalf of the Company in accordance with the authorisations contained in the Board Resolutions and, upon the execution and unconditional delivery of the Documents by an Authorised Person (as defined in the Board Resolutions) for and on behalf of the Company, the Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

Shares

(f)	The Ordinary Shares conform in all material respects to the descriptions thereof contained in the Preliminary Prospectus, the Registration Statement and the Prospectus.

(g)	The Ordinary Shares to be issued by the Company pursuant to the Underwriting Agreement and the Private Placement Warrants Purchase Agreement (as defined in Schedule 1) (as applicable) have been duly authorised for issue by the Company, and when issued by the Company against payment in full of the consideration, in accordance with the Underwriting Agreement or the Private Placement Warrants Purchase Agreement (as applicable) and the Memorandum and Articles of Association and duly registered in the Company’s register of members, will be validly issued as fully-paid and non-assessable and are not subject to any pre-emptive or similar rights under the Companies Law or pursuant to the Memorandum and Articles of Association.

(h)	Based solely on our review of the Memorandum and Articles, the authorised share capital of the Company is US$50,000 divided into 450,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 45,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 Preference Shares of a par value of US$0.0001 each.

(i)	Immediately prior to the sale of the Units, based solely on the Director’s Certificate and our review of the Memorandum and Articles of Association and the register of members of the Company, the issued share capital of the Company was 5,750,000 Class B Ordinary Shares and such Class B Ordinary Shares have been duly authorised and are validly issued as fully-paid and non-assessable.

(j)	The Ordinary Shares underlying the Securities to be offered and issued by the Company as contemplated by the Registration Statement shall be validly issued, fully paid and non-assessable when issued by the Company Shares subject to the rights, privileges and restrictions set forth in the Memorandum and Articles of Association upon:

(i)	payment in full of the consideration as set out in the Registration Statement, in accordance with the terms set out in the Registration Statement and in accordance with the Memorandum and Articles of Association; and

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company.

(k)	The Ordinary Shares underlying the Securities will, on the date that they are issued, rank pari passu with all other issued Ordinary Shares subject to the rights, privileges and restrictions set forth in the Memorandum and Articles. The Memorandum and Articles of Association and the Companies Law do not entitle any shareholder of the Company to any pre-emptive right or other similar rights to subscribe for the shares of the Company.

No approvals and consents

(l)	The Company is not required to obtain any consent, licence, approval, authorisation or exemption of any governmental or regulatory authority, agency or court in the Cayman Islands in connection with:

(i)	the execution, creation or delivery of the Documents by and on behalf of the Company;

(ii)	subject to the payment of any appropriate stamp duty, the enforcement of the Documents against the Company;

(iii)	the issue, circulation or distribution of the Registration Statement, Preliminary Prospectus (as defined in Schedule 1) or Prospectus (as defined in Schedule 1);

(iv)	the performance by the Company of its obligations under the Documents, including the issuance of the Units, the Ordinary Shares and the Warrants or the payment of any amount under the Documents;

(v)	the filing of the Registration Statement, Preliminary Prospectus or Prospectus with the Commission; or

(vi)	the listing of the Units, the Ordinary Shares and the Warrants on the New York Stock Exchange.

No taxation

(m)	No taxes, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the Cayman Islands in respect of:

(i)	the execution or delivery of the Documents;

(ii)	the enforcement of the Documents;

(iii)	payments made under, or pursuant to, the Documents;

(iv)	the sale and delivery outside of the Cayman Islands by the Underwriters of the Units to the initial purchasers thereof;

(v)	the initial sale of the Units to the Underwriters in the manner contemplated in the Documents;

(vi)	the filing of the Registration Statement, Preliminary Prospectus or Prospectus with the Commission; or

(vii)	the listing of the Units, the Ordinary Shares and the Warrants on the New York Stock Exchange.

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

Choice of law

(n)	The express choice of the laws of the jurisdiction specified in a Document to be the governing law of that Document (its Proper Law) will be recognised and applied by the courts of the Cayman Islands in any action brought in such courts in respect of such Document.

Submission to jurisdiction

(o)	In each Document that contains a provision pursuant to which the Company agrees to submit to the jurisdiction of the courts specified in such provision, such submission is valid.

Enforcement of foreign judgments

(p)	Although there is no statutory enforcement in the Cayman Islands of judgments or orders obtained in the courts of the State of New York and other foreign courts (other than certain courts of Australia and its external territories), the courts of the Cayman Islands will recognise and enforce a judgment or order obtained in the courts of the State of New York, without re-examination or re-litigation of the matters adjudicated upon, if the judgment or order:

(i)	is given by a foreign court of competent jurisdiction;

(ii)	is final and conclusive;

(iii)	is not in respect of a tax, fine or other penalty;

(iv)	was not obtained by fraud; and

(v)	is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the courts of the State of New York is a court of competent jurisdiction. Subject to these limitations, the courts of the Cayman Islands will recognise and enforce a foreign judgment for a liquidated sum and may also give effect in the Cayman Islands to other kinds of foreign judgments, such as declaratory orders, orders for performance of contracts and injunctions.

No litigation revealed

(q)	Based solely on our investigation of the Register of Writs, no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

No exchange control

(r)	There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

No deemed residence

(s)	None of the parties to the Documents (other than the Company) is or will be deemed to be resident, domiciled, carrying on business or subject to tax in the Cayman Islands by reason only of the negotiation, preparation, execution, delivery, or enforcement of the Documents.

Filings and recordings

(t)	It is not necessary, to ensure the validity, enforceability or admissibility in evidence of the Documents in the courts of the Cayman Islands, that any of the Documents or any other document relating to them be filed or recorded with any governmental or regulatory authority, agency or court in the Cayman Islands.

Others

(u)	The Company is subject to civil and commercial law with respect to its obligations under the Documents and neither the Company nor any of its assets are entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents which obligations constitute private and commercial acts rather than governmental or public acts.

(v)	The statements included in the Preliminary Prospectus, the Registration Statement and the Prospectus under the headings “Risk Factors,” “Proposed Business,” “Management,” “Description of Securities” and “Income Tax Considerations”, insofar as such statements summarise the laws of the Cayman Islands and the Memorandum and Articles of Association, are accurate and fairly represent in all material respects summaries of Cayman Islands laws and regulations and the Memorandum and Articles of Association.

(w)	The provisions of the Memorandum and Articles of Association providing for the liquidation of the Company in the event it does not consummate a business combination within 24 months from the consummation of its initial public offering are enforceable as a matter of Cayman Islands law.

(x)	As a general rule, in the absence of a contractual arrangement to the contrary and subject to the limitations described at Qualification 14 below, the liability of a shareholder of a Cayman Islands company which has been incorporated with limited liability and with a share capital is limited to the amount from time to time unpaid in respect of the shares held. A Cayman Islands company has a legal personality separate from that of its shareholders and is separately liable for its own debts due to third parties.

2	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

3	Governing law of this opinion

3.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

3.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

4	Who can rely on this opinion

4.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier
Ogier

Schedule 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 22 January 2021 issued by the Registrar.

2	The Amended and Restated Memorandum and Articles of Association of the Company dated [date] 2021 (the Memorandum and Articles of Association).

3	A Certificate of Good Standing in respect of the Company dated [date] 2021 issued by the Registrar of Companies;

4	A Certificate of Good Standing dated [date] 2021 issued by the Registrar in respect of the Company.

5	The written resolutions of the then sole director of the Company dated 4 February 2021 and the written resolutions of the directors of the Company dated [date] 2021 (together, the Board Resolutions).

6	The securities subscription agreement dated 29 January 2021 entered into between the Company and the Sponsor.

7	The promissory note in favour of the Sponsor dated 29 January 2021 executed by the Company.

8	The administrative services agreement dated 4 February 2021 entered into between the Company and the Sponsor.

9	The preliminary prospectus dated as of [date] 2021 (the Preliminary Prospectus).

10	The Registration Statement, including the Preliminary Prospectus and the final prospectus dated as of [date] 2021 (the Prospectus);

11	A form of the unit certificate in respect of Units (the Unit Certificates).

12	A form of the share certificate in respect of the Ordinary Shares (the Share Certificates);

13	The Underwriting Agreement;

14	The warrant agreement dated [date] 2021 between the Company and Continental Stock Transfer and Trust Company (Continental) and the form of warrant certificate constituting the Warrants (together, the Warrant Documents);

15	The investment management trust agreement dated [date] 2021 between the Company and Continental.

16	The registration and shareholder rights agreement dated [date] 2021 among the Company, the Sponsor and the holders listed therein.

17	The private placement unit purchase agreement dated [date] 2021 between the Company and the Sponsor;

18	The letter agreement dated [date] 2021 between the Company, the Sponsor and certain of the directors and officers of the Company.

The documents listed in paragraphs 6 – 8 and 13 – 18 inclusive above are referred to collectively herein as the Documents.

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity (as distinct from proper authorisation in the case of the directors of the Company) under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Choice of law

11	The express choice in each Document of its Proper Law as the governing law of that Document was made in good faith.

12	The express choice of its Proper Law as the governing law of each Document whose Proper Law is not Cayman Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

13	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Enforceability

14	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such Document to be the governing law of that Document and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

15	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

16	No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

17	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

18	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

19	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) or the Limited Liability Companies Act, 2016 of the Cayman Islands (a Restrictions Notice).

20	None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

Approvals, consents and filings

21	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

22	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

Submission to jurisdiction

23	The submission by the Company to the jurisdiction of the courts specified in each of the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

24	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

25	As a contractual matter under the governing law of the Documents, the payment obligations of the Company under those Documents are unsubordinated and the parties to those Documents will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

26	No party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Share Issuance

27	The Shares have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

28	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

29	No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively) and the parties thereto will comply, or have complied, with their obligations under the Proceeds of Crime Act, the Terrorism Act, the Anti-Money Laundering Regulations (as revised) and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

30	The Ordinary Shares that will be issued pursuant to the Underwriting Agreement will be duly registered, and will continue to be registered, in the Company’s register of members.

31	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares, the Units, the Warrants or the Private Placement Warrants.

32	At the time of the exercise of the Warrants or the Private Placement Warrants in accordance with their terms (the Exercise):

(a)

(b)	the Company will not have been struck off or placed in liquidation; and

(c)	the issue price for each share issued upon Exercise will not be less than the par value of such share.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Choice of law

4	Where the Proper Law of a Document is not Cayman Islands law:

(a)	the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of a Document to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of a Document in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

5	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(y)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(z)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(aa)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(bb)	a court may refuse to allow unjust enrichment;

(cc)	a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014;

(dd)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(ee)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(ff)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(gg)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(hh)	a provision of a Document that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(ii)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(jj)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(kk)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(ll)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(mm)	enforcement may be prohibited or otherwise prejudiced if a Relevant Interest is subject to a Restrictions Notice.

6	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

7	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

8	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

9	Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

10	Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

Stamp duty

11	Cayman Islands stamp duty will be payable if a Document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Private Funds

12	A company, unit trust or exempted limited partnership that is a “private fund”, as such term is defined in the Private Funds Act, 2020, is prohibited from accepting capital contributions from investors in respect of investments until it is registered with the Cayman Islands Monetary Authority.

Separate legal personalities

13	There is limited reported Cayman Islands authority on the circumstances in which a Cayman Islands court might ignore the separate legal personalities of the Company and its shareholder in order to enable creditors of a shareholder of the Company to proceed directly against the assets of the Company as well as against those of the shareholder (which would include its shareholding in the Company). Such authorities as do exist follow the principles established under English common law, which the Cayman Islands court generally regards as persuasive (but not technically binding). We can find no principle that, and we are of the view that the Cayman Islands court would not find that, the separate legal personality of the Company should be ignored simply to enable a third party creditor of a shareholder or other affiliate of the Company to proceed directly against assets of the Company to satisfy liabilities owed by the shareholder or such other affiliate to such creditor. This conclusion assumes, however, that the Company has been formed for, and managed in accordance with, legitimate and proper purposes and functions as a separate and independent company whose assets have been validly and effectively transferred to and from it, and its directors and agents at all times have acted and continue to act bona fide in the best interests of the Company in accordance with Cayman Islands law and any other relevant law.